Exhibit 4.6

HOT AIR, INC.

AMENDMENT TO THE

NON-QUALIFIED STOCK OPTION AGREEMENT

PURSUANT TO THE

HOT AIR, INC.

AMENDED AND RESTATED 2016 STOCK OPTION PLAN

This AMENDMENT TO THE STOCK OPTION AGREEMENT (this “Amendment”) between Hot Air, Inc., a Delaware corporation (the “Company”), BurgerFi International, Inc. (“BurgerFi”) and [____] (the “Participant”), is dated as of November __, 2021.

Terms and Conditions

The Company sponsors the Hot Air, Inc. Amended and Restated 2016 Stock Option Plan (the “Plan”), under which the Participant received an option grant pursuant to a Non-Qualified Stock Option Agreement dated [____] (the “Award Agreement”) in recognition of the Participant’s service to the Company.

The Company is a party to that certain stock purchase agreement dated October 8, 2021 (the “Purchase Agreement”) with BurgerFi and Cardboard Box, LLC (“Seller”) whereby BurgerFi will acquire all of the Company’s outstanding stock from Seller (the “Transaction”).

The Purchase Agreement provides that effective as of the Closing (as defined in the Purchase Agreement), the Company and BurgerFi will cause the applicable award agreements issued to each holder of outstanding options to purchase shares of the common stock of the Company under the Plan (“Company Options”) to be amended such that each Company Option (other than Out-of-Money Options) that is outstanding and unexercised immediately prior to the Closing will be substituted with the right to receive a certain number of shares of the common stock of BurgerFi, with the number of shares issuable being determined pursuant to a formula set forth in the Purchase Agreement.

Section 4.2(b) of the Plan provides that if there shall be any merger or other corporate transaction constituting a Section 4.2 Event (as defined in the Plan), then (i) the number and/or kind of shares to be issued upon exercise of an outstanding stock option granted under the Plan; and/or (ii) the exercise price thereof, shall be appropriately adjusted, and any adjustment determined by the Committee (as defined in the Plan) shall be final, binding and conclusive on the Company and the Participant.

Section 7.1 of the Plan provides that, in the event of a Change in Control of the Company (as defined in the Plan), the Committee in its sole discretion shall have new rights substituted for the Company Options.

Section 11.1 of the Plan provides that the Committee may require that certificates for Issued Shares (as defined in the Plan) received pursuant to the Award Agreement may include any legend which the Committee deems appropriate to reflect any restrictions on the Transfer (as defined in the Plan) of such Issued Shares.

Section 10 of the Award Agreement states that, subject to certain exceptions, the Participant may not Transfer all or any fraction of any Issued Shares except with the prior written consent of the Board, which consent may be given or withheld in the sole discretion of the Board.

Section 15 of the Award Agreement provides that the Award Agreement is subject to the amendment provisions of the Plan, which provides that the Committee may amend the terms of the Award Agreement provided that no such amendment reduces the rights of the Participant without his or her consent.

Section 9.1 of the Plan and Section 9 of the Award Agreement each provide the Company with certain call rights that the Company wishes to waive in connection with the Transaction.

Effective as of the Closing of the Transaction (which will constitute a Section 4.2 Event), the Committee wishes to (i) amend the Award Agreement to appropriately adjust the number and kind of shares to be issued upon exercise of an outstanding stock option granted under the Plan; and (ii) amend the exercise price thereof, in each case, in accordance with the Purchase Agreement and Section 4.2(b) of the Plan (the “Adjustment”).

Effective as of the Closing of the Transaction, the Committee also wishes to amend the Award Agreement to provide that each Company Option (other than Out-of-Money Options) that is outstanding and unexercised immediately prior to the Closing will be substituted with the right to receive a certain number of shares of the common stock of BurgerFi, with the number of shares issuable being determined pursuant to a formula set forth in the Purchase Agreement (the “Stock Right”).

Effective as of the Closing of the Transaction, the Committee also wishes to amend the Award Agreement to (i) provide that the Participant may Transfer Issued Shares in certain situations without prior written consent of the Board (the “Transfer Availability”) and (ii) waive the Company’s call rights under Section 9.1 of the Plan and Section 9 of the Award Agreement (the “Call Right Waiver”).

Since none of the Adjustment, the Stock Right, the Transfer Availability or the Call Right Waiver reduce the rights of the Participant, the Committee may amend the Award Agreement to incorporate the terms of the Adjustment, the Stock Right, the Transfer Availability and the Call Right Waiver, without the Participant’s consent.

Accordingly, the Committee hereby amends the Award Agreement, effective as of the Closing of the Transaction, as follows:

1. Section 2 of the Award Agreement is hereby amended to add the following:

“Notwithstanding anything in the Plan or herein to the contrary, in recognition of the Participant’s service to the Company, the Option shall be converted into [____] shares of Common Stock immediately following the Closing (as defined in the Purchase Agreement) of the transaction contemplated by that certain stock purchase agreement dated October 8, 2021, as amended and restated on November _, 2021 (the “Purchase Agreement”) with BurgerFi International, Inc. (“BurgerFi”) and Cardboard Box, LLC (“Seller”) whereby BurgerFi will acquire all of the Company’s outstanding stock from Seller (the “Option Conversion”). The term “Issued Shares” as used in this Agreement shall mean the shares of Common Stock received as a result of the Option Conversion.” The term “Common Stock” as used in this Agreement shall mean common stock of BurgerFi International, Inc., par value $0.0001 per share. [Participant will, upon reasonable request from the Company, make himself or herself reasonably available to the Company to respond to inquiries and in connection with the transition of Participant’s duties and responsibilities for the Company, and to consult with the Company regarding business matters that he or she was directly and substantially involved with while providing services to the Company]1

[1]	To include for non-employee directors only.

2. The Company hereby waives its call rights under Section 9.1 of the Plan and Section 9 of the Award Agreement and such provisions have no further force or effect with respect to the Option (as defined in the Award Agreement).

3. Section 10 of the Award Agreement is hereby amended and restated in its entirety to read as follows:

“10. Transfer Restrictions.

(a) Except as specifically provided for in Section 10(b) below, the Participant may not Transfer all or any fraction of any Issued Shares, except with the prior written consent of the Board, which consent may be given or withheld in the sole discretion of the Board; provided, that the following Transfers shall not require the consent of the Board: (a) Transfers by operation of law to the estate or personal representative of a deceased or incompetent individual (which estate or representative will then be subject to the same restrictions on Transfer as all other Participants); (b) Transfers by the Participant to an Affiliate of the Participant; or (c) Transfers of up to forty percent (40%) of the Issued Shares by the Participant necessary to cover his or her federal and state income tax obligations arising from the Option Conversion; provided, that the Participant making such Transfer to an Affiliate shall thereafter remain liable (jointly and severally with the transferee) for the transferee’s obligations under this Plan and the Participant’s individual award agreement. The Participant shall pay all reasonable expenses, including attorneys’ fees and accounting fees, incurred by the Company in connection with a Transfer of Issued Shares by the Participant.

(b) The Participant may not, without the express written consent of the Board, (i) for the period beginning on the date hereof and ending on June 20, 2022, Transfer any Issued Shares then held by the Participant; or (ii) during the period beginning on June 20, 2022 and ending on December 31, 2022, Transfer more than fifty percent (50%) of any Issued Shares then held by the Participant. Except as otherwise determined by the Committee or the Board, all restrictions on the Transfer of Issued Shares shall cease as of December 31, 2022.”

4. In all other respects, the provisions of the Award Agreement are hereby ratified and confirmed, and they shall continue in full force and effect.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Company has executed this Amendment on behalf of itself and the Committee and BurgerFi has executed this Amendment, each on the date and year first written above.

HOT AIR, INC.

By:
Name:
Title:

BURGERFI INTERNATIONAL, INC.

By:
Name:
Title: